Exhibit 10.4.5

AMENDMENT NO. 4 AND WAIVER TO SECOND LIEN TERM LOAN AGREEMENT

This AMENDMENT NO. 4 AND WAIVER TO SECOND LIEN TERM LOAN AGREEMENT (this “Amendment”) is made as of June 12, 2014 (the “Fourth Amendment Effective Date”), by and among CONNECTURE, INC. (the “Connecture”), DESTINATIONRX, Inc. (“DestinationRX” and together with Connecture, the “Borrowers”), the Lenders (as defined below) party hereto and THL Corporate Finance, Inc., as Agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Term Loan Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Second Lien Term Loan Agreement, dated as of March 18, 2013 (as the same has been amended and may be further amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers failed to comply with the covenants set forth in Sections 7(c) of the Term Loan Agreement commencing on March 12, 2014 and ending on the Fourth Amendment Effective Date and 7(d) of the Term Loan Agreement for the monthly periods ending on March 31, 2014 and April 30, 2014 (the “Specified Noncompliance”);

WHEREAS, the Borrowers have requested that the Agent waive the Specified Noncompliance;

WHEREAS, the Lenders extended a Term Loan to the Borrowers on the Closing Date in an aggregate original principal amount of $10,000,000 and the Second Amendment Term Loan in an aggregate original principal amount of $7,000,000 to the Borrowers on the Second Amendment Effective Date, and the Borrowers are requesting that the Lenders extend an additional term loan in the amount of $13,000,000 on the Fourth Amendment Effective Date (the “Fourth Amendment Term Loan”) and to make certain amendments in connection therewith;

WHEREAS, the Agent and the Lenders are willing to waive the Specified Noncompliance and make the Fourth Amendment Term Loan to the Borrowers on the Fourth Amendment Effective Date, such that the aggregate principal amount of the Term Loan outstanding under the Term Loan Agreement on the Fourth Amendment Effective Date shall be $30,000,000, all subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Term Loan Agreement. Effective as of the Fourth Amendment Effective Date, the Term Loan Agreement shall be amended as follows:

(a).	New Definitions. Section 1.01 of the Subordinated Term Loan Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

“Base Rate Margin’ means (a) eleven and one half percentage points (11.5%) per annum or (b) ten percentage points (10.0%) per annum if the Equity Condition has been satisfied.

“Covenant Trigger Date” has the meaning specified in Section 7(c).

“Equity Condition’ means the raising of cash by Borrower of not less than $25.0 million through the issuance of Equity Interests thereof prior to the end of the fiscal year ending December 31, 2014.

“Fourth Amendment Effective Date’ means June 12, 2014.

“Fourth Amendment Term Loan’ has the meaning specified therefor in Section 2.2(a).”

‘“Fourth Amendment Term Loan Applicable Prepayment Premium’ means with respect to any payment of the principal of the Fourth Amendment Term Loans whether before or after an event of default or acceleration:

(i) prior to the first anniversary of the Fourth Amendment Effective Date, an amount equal to 5% of the principal amount of such payment;

(ii) on or after the first anniversary of the Fourth Amendment Effective Date but prior to the second anniversary of the Fourth Amendment Effective Date, an amount equal to 3% of the principal amount of such payment;

(iii) on or after the second anniversary of the Fourth Amendment Effective Date but prior to the third anniversary of the Fourth Amendment Effective Date, an amount equal to 1% of the principal amount of such payment; or

(iv) on or after the third anniversary of the Fourth Amendment Effective Date, an amount equal to 0% of the principal amount of such payment.”

“Fourth Amendment Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Fourth Amendment Term Loan to the Borrowers on the Fourth Amendment Effective Date in the amount set forth opposite such Lender’s name under the heading “Fourth Amendment Term Loan Commitment” on Schedule C-1 hereto or in the Assignment and Acceptance pursuant to which such Lender becomes a Lender under the Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.”

“LIBOR Rate Margin” means (a) twelve and one half percentage points (12.5%) per annum or (b) eleven percentage points (11.0%) per annum if the Equity Condition has been satisfied.

“Updated Projections” means Projections in form and scope as required pursuant to clause (f) of Schedule 5.1 to this Agreement and acceptable to the Agent in its reasonable discretion, and that shall be delivered to the Agent by the Borrowers as soon as available, but no later than (a) in respect of Section 7(b), five (5) Business Days following the Covenant Trigger Date and (b) in respect of Section 7(d) within the time period required pursuant to clause (f) of Schedule 5.1.

(b).	Existing Definitions.

i.	The definitions of “Initial Term Loan Base Rate Margin”, “Initial Term Loan LIBOR Rate Margin”, “Second Amendment Term Loan Base Rate Margin”, and “Second Amendment Term Loan LIBOR Rate Margin” are hereby deleted in their entirety.

ii.	The definition of “Commitment” is hereby amended and restated in its entirety as follows:

“‘Commitment’ means, collectively, the Initial Term Loan Commitment, the Second Amendment Term Loan Commitment and the Fourth Amendment Term Loan Commitment.”

iii.	The definition of “EBITDA” is hereby amended and restated in its entirety as follows:

“EBITDA” means, with respect to any fiscal period:

(a) Borrowers’ consolidated net earnings (or loss),

minus

(b) without duplication, the sum of the following amounts of Borrowers for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) any software development, labor, or commission/incentive costs to the extent capitalized during such period,

(iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v) income arising by reason of the application of FAS 141R,

plus

(c) without duplication, the sum of the following amounts of Borrowers for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring non-cash losses,

(ii) Interest Expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization for such period,

(v) (A) with respect to the Merger, costs, reasonable fees to Persons (other than any Borrower, Sponsor or any of their Affiliates), charges, or expenses incurred in connection therewith prior to, on or within 180 days of the Closing Date; provided that the amounts necessary to pay all of such costs, fees, charges, or expenses are actually funded on the Closing Date as reflected in the sources and uses delivered to Agent that is acceptable to Agent; provided further that (i) the amounts necessary to pay all of such costs, fees, charges, or expenses are actually funded on the Closing Date or (ii) such amounts do not exceed $1,750,000 in the aggregate (including the one-time transaction fee payable to the Sponsor in accordance with Section 6.10(d)) and are paid within 185 days of the Closing Date, (B) with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Borrowers or any of their Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days of the consummation of such Permitted Acquisition, (i) up to an aggregate amount (for all such items in this clause (B)) for such Permitted Acquisition not to exceed the greater of (1) $1,500,000 and (2) 5.0% of the Purchase Price of such Permitted Acquisition and (ii) in any amount to the extent such costs, fees, charges, or expenses in this clause (B) are paid with proceeds of new equity investments in exchange for Qualified Equity Interests of Administrative Borrower contemporaneously made by Permitted Holders,

(vi) (A) with respect to the Merger: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP; and (B) with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP,

(vii) fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrowers and their Subsidiaries,

(viii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ix) one time non-cash restructuring charges,

(x) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, and

(xi) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

in each case, determined on a consolidated basis in accordance with GAAP,

For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Closing Date), any Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, and (b) EBITDA for the fiscal quarter ended June 30, 2012, shall be deemed to be $-258,317 and (c) EBITDA for the fiscal quarter ended September 30, 2012, shall be deemed to be $-1,407,000. “

iv.	The definition of “Term Loan Amount” is hereby amended by replacing the language “$17,000,000” therein with “$30,000,000”.

(c).	Section 2.2(a) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to the terms and conditions of this Agreement, (i) on the Closing Date each Lender with an Initial Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Initial Term Loans”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Initial Term Loan Commitment, the proceeds of which shall be reduced by way of OID as set out in Schedule C-1, (ii) on the Second Amendment Effective Date each Lender with a Second Amendment Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Second Amendment Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Second Amendment Term Loan Commitment, the proceeds of which shall be reduced by way of OID as set out in Schedule C-1 and (iii) on the Fourth Amendment Effective Date each Lender with a Fourth Amendment Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Fourth Amendment Term Loan” and, together with the Initial Term Loans and the Second Amendment Term Loans, the “Term Loans”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Fourth Amendment Term Loan Commitment, the proceeds of which shall be reduced by way of OID as set out in Schedule C-1.

(d).	Section 2.4(d)(B) of the Term Loan Agreement is hereby amended by replacing the language “the Initial Term Loan Applicable Prepayment Premium with respect to the Initial Term Loans, and the Second Amendment Term Loan Applicable Prepayment Premium with respect to the Second Amendment Term Loans, as applicable” therein with the language “the Initial Term Loan Applicable Prepayment Premium with respect to the Initial Term Loans, the Second Amendment Term Loan Applicable Prepayment Premium with respect to the Second Amendment Term Loans, and the Fourth Amendment Term Loan Applicable Prepayment Premium with respect to the Fourth Amendment Term Loans, as applicable”.

(e).	Section 2.4(e)(iv) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

“(iv) Equity. Promptly, and in no event later than three Business Days of the date of the issuance by any Borrower or any of its Subsidiaries of any Equity Interests (other than (A) in the event that any Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Borrower or such Subsidiary, as applicable, (B) the issuance of Equity Interests by Administrative Borrower to any Person that is an equity holder of Administrative Borrower prior to such issuance (a “Subject Holder”) so long as such Subject Holder did not acquire any Equity Interests of Administrative Borrower so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interest to such Subject Holder, (C) the issuance of Equity Interests of Administrative Borrower to directors, officers and employees of Administrative Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (D) the issuance of Equity Interests of Administrative Borrower in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, (E) the issuance of Equity Interests of Administrative Borrower in connection with the raising of Curative Equity, (F) the issuance of Equity Interests in connection with the Equity Condition and (G) the issuance of Equity Interests by a Subsidiary of a Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (F) above), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.”

(f).	Section 2.4(f)(i) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

“(i) Each prepayment pursuant to Section 2.4(d) and 2.4(e) shall (A) so long as no Application Event shall have occurred and be continuing, be applied to the Term Loans until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such payment of the Term Loans shall be applied against the principal of the Initial Term Loans, the Second Amendment Term Loans and the Fourth Amendment Term Loans on a pro rata basis.”

(g).	Section 2.4(f)(iii) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

“(iii) Initial Term Loan Applicable Prepayment Premium, Second Amendment Term Loan Applicable Prepayment Premium and Fourth Amendment Term Loan Applicable Prepayment Premium. (A) Each prepayment of the Initial Term Loans, including any such payment pursuant to Sections 2.4(d) and (e) (other than pursuant to Section 2.4(d)(i) (solely to the extent of any Net Cash Proceeds resulting from casualty losses or condemnations), and Section 2.4 (e)(ii), (e)(v) and (e)(vi)) shall be accompanied by all interest accrued as of such prepayment date on the amount of the Initial Term Loans prepaid plus the Initial Term Loan Applicable Prepayment Premium, whether or not an Event of Default then exists, (B) each prepayment of the Second Amendment Term Loans, including any such payment pursuant to Sections 2.4(d) and (e) (other than pursuant to Section 2.4(d)(i) (solely to the extent of any Net Cash Proceeds resulting from casualty losses or condemnations), and Section 2.4 (e)(ii), (e)(v) and (e)(vi)) shall be accompanied by all interest accrued as of such prepayment date on the amount of the Second Amendment Term Loans prepaid plus the Second Amendment Term Loan Applicable Prepayment Premium, whether or not an Event of Default then exists and (C) each prepayment of the Fourth Amendment Term Loans, including any such payment pursuant to Sections 2.4(d) and (e) (other than pursuant to Section 2.4(d)(i) (solely to the extent of any Net Cash Proceeds resulting from casualty losses or condemnations), and Section 2.4 (e)(ii), (e)(v) and (e)(vi)) shall be accompanied by all interest accrued as of such prepayment date on the amount of the Fourth Amendment Term Loans prepaid plus the Fourth Amendment Term Loan Applicable Prepayment Premium, whether or not an Event of Default then exists.”

(h).	Section 2.6(a) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Interest Rate. Except as provided in Section 2.6(c) and subject to Section 2.12(d), all amounts of the Term Loans and all other Obligations relating thereto shall bear interest at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin in accordance with Section 2.12. Interest accruing on the Term Loans (and, as applicable, any other Obligations) shall be due and payable, in arrears, on the earliest of (i) the first day of each month commencing April 1, 2013 with respect to the Initial Term Loan, (ii) the first day of each month commencing April 1, 2014 with respect to the Second Amendment Term Loan, (iii) the first day of each month commencing July 1, 2014 with respect to the Fourth Amendment Term Loan, (iv) the Maturity Date, (v) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof and (vi) the date on which this Agreement is terminated pursuant to the terms hereof.”

(i).	Section 2.10 of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

“2.10 Fees.

(a) The Borrower agrees to pay to the Agent an annual fee of $20,000 for pricing valuation services related to the Notes. Such fee shall be due on the Closing Date and each anniversary of the Closing Date prior to the Maturity Date.

(b) The Borrower agrees to pay to Agent for the ratable benefit of the Lenders of the Fourth Amendment Term Loans a fee of $2,000,000 if the Equity Condition is not satisfied, which shall be due and payable in full on the Maturity Date.”

(j).	Section 2.12(a) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Interest and Interest Payment Dates. Subject to clause (d) below, interest on the entire Term Loans shall be charged at a rate of interest based upon the LIBOR Rate plus the LIBOR Rate Margin in accordance with Section 2.6(a)). Interest on the Term Loans shall be payable in accordance with Section 2.6(a). On the day which is 5 Business Days prior to the last day of each applicable Interest Period, unless Borrowers properly have elected (pursuant to a LIBOR Notice) which Interest Period shall subsequently apply, such next Interest Period shall be automatically set at 3 months.”

(k).	Section 2.12(d)(ii) of the Term Loan Agreement is hereby amended by replacing the language “the Initial Term Loan Base Rate Margin with respect to the Initial Term Loans, and the Second Amendment Term Loan Base Rate Margin with respect to the Second Amendment Term Loans, as applicable” therein and with the language “the Base Rate Margin”.

(l).	Section 3.5 of the Term Loan Agreement is hereby amended by replacing the language “the Initial Term Loan Applicable Prepayment Premium with respect to the Initial Term Loans, and the Second Amendment Term Loan Applicable Prepayment Premium with respect to the Second Amendment Term Loans, as applicable” therein with the language “the Initial Term Loan Applicable Prepayment Premium with respect to the Initial Term Loans, the Second Amendment Term Loan Applicable Prepayment Premium with respect to the Second Amendment Term Loans, and the Fourth Amendment Term Loan Applicable Prepayment Premium with respect to the Fourth Amendment Term Loans as applicable”.

(m).	Section 6.11 of the Term Loan Agreement is hereby amended and restated as follows:

“6.11 Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of (A) the Initial Term Loan for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, (ii) to repay a portion of the Revolving Loans, and (iii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors), (B) the Second Amendment Term Loan for any purpose other than (i) to repay a portion of the Revolving Loans and (ii) for general corporate purposes of Borrowers and for other lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors) and (C) the Fourth Amendment Term Loan for any purpose other than (i) to repay a portion of the Revolving Loans and (ii) for general corporate purposes of Borrowers and for other lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).”

(n).	Section 7(a) of the Term Loan Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

(a) Fixed Charge Coverage Ratio. From and after the Covenant Trigger Date, have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of no less than 1.00:1.00.

(o). Section 7(b) of the Term Loan Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

(b) Total Leverage Ratio. From and after the Covenant Trigger Date, have a Total Leverage Ratio, measured on a quarter-end basis for each applicable period, of no greater than that amount to be mutually and reasonably agreed between the Borrowers and the Agent (each acting in good faith), for each of the applicable periods thereafter, such agreement to occur within thirty (30) days following delivery by the Borrowers to the Agent of the Updated Projections.

(p). Section 7(c) of the Term Loan Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

(c) Liquidity. From and after June 11, 2014, maintain Liquidity at all times in an amount of not less than $4,500,000; provided, however that solely in the event that (i) the Borrowers achieve a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of no less than 1.25:1.00 for two consecutive quarters, as evidenced and demonstrated in a Compliance Certificate in form and substance acceptable to the Agent and (ii) the Agent and the Borrowers shall have agreed to the applicable Total Leverage Ratios as required pursuant to Section 7(b) (the date of satisfaction of each of the conditions set forth in clauses (i) and (ii) herein above, the “Covenant Trigger Date”), then Borrowers shall no longer be required to comply with the Liquidity covenant set forth in this Section 7(c).

(q). Section 7(d) of the Term Loan Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

(d) EBITDA. Achieve EBITDA, measured on a year-to-date basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

EBITDA	For the period beginning on January 1, 2014 and ending on:

($8,900,000)	May 31, 2014

($9,400,000)	June 30, 2014

($10,400,000)	July 31, 2014

($9,650,000)	August 31, 2014

($6,400,000)	September 30, 2014

($4,400,000)	October 31, 2014

($2,900,000)	November 30, 2014

$2,600,000	December 31, 2014

; provided, however for the period beginning on January 1, 2015 and for each monthly period ending thereafter, the required amount of EBITDA required to be achieved on a year-to-date basis shall be such amount as shall be mutually and reasonably agreed between the Borrowers and the Agent (each acting in good faith), within thirty (30) days following delivery by the Borrowers to the Agent of the Updated Projections. In the event that the Borrowers and the Agent are unable to agree to such EBITDA amounts for the applicable periods thereafter in accordance with the terms hereof, then it shall be an Event of Default under Section 8.2(a) of this Agreement.

(r).	Schedule C-1 of the Term Loan Agreement is hereby deleted in its entirety and in lieu thereof inserting the new Schedule C-1 attached hereto as Exhibit A.

2. Waiver.

(a) Pursuant to the request of the Borrowers and in reliance upon the representations and warranties of the Borrowers described herein, the Agent and the Lenders hereby waive the Specified Noncompliance and the Events of Default that occurred pursuant to Sections 8.2(a)(i) (solely as a result of the Borrowers’ failure to comply with Sections 5.2 and 5.16) and 8.2(a)(iii) under the Term Loan Agreement, each as a direct result of the Specified Noncompliance.

(b) The waiver in this Section 2 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Term Loan Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

3. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a) Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Agent shall have received a fully executed version of Amendment No. 5 and Waiver to the First Lien Credit Agreement, in form and substance reasonably acceptable to Agent and relating to the matters addressed in this Amendment, as applicable.

(c) Agent shall have received, on behalf of the Lenders party hereto a fully-earned, non-refundable amendment fee equal to 0.50% of the sum of the aggregate outstanding Initial Term Loan Commitments and Second Amendment Term Loan Commitments of the Lenders party hereto, which fee is due and payable in full on the Fourth Amendment Effective Date.

(d) The Borrowers shall have paid all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment or otherwise due and payable pursuant to the Term Loan Agreement, including, without limitation, legal fees and expenses of counsel to the Agent.

(e) The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(f) Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment, including Notes for the Fourth Amendment Term Loans, each dated as of the date hereof, and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

4. Representations and Warranties. Each Borrower represents and warrants to Agent and the Lenders as follows:

(a) Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d) No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

(e) No Fee. No fee has been or will be paid to the Senior Agent in connection with this Amendment, Amendment No. 5 and Waiver to Credit Agreement (the “Senior Amendment”) dated as of June 12, 2014, or the transactions contemplated hereby or thereby, except such fees as are set forth in the Senior Amendment (including the fee letter contemplated under the Senior Amendment). No other side letter or other agreement not disclosed to Lenders and Agent has been entered into in connection with this Amendment, the Senior Amendment or the transactions contemplated hereby or thereby.

5. Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Term Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Term Loan Agreement, and each reference in the other Loan Documents to “the Term Loan Agreement”, “thereof” or words of like import referring to the Term Loan Agreement, shall mean and be a reference to the Term Loan Agreement as modified and amended hereby.

(b) Except as specifically set forth in this Amendment, the Term Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

8. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Term Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9. Estoppel. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

10. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Release; Covenant Not to Sue.

(a) Each of the Borrowers hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured; provided that, in each case, the foregoing release shall not apply to claims of fraud or willful misconduct. Each of the Borrowers understands, acknowledges and agrees that this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) Each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower pursuant to the above release. If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

13. Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC.

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

DESTINATIONRX, INC.

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

AMENDMENT NO. 4 AND WAIVER TO TERM LOAN AGREEMENT

THL CORPORATE FINANCE, INC.,
as Agent

By:	/s/ Christopher J. Flynn
Name:	Christopher J. Flynn
Title:	Co-President

THL CREDIT, INC.,
as a Lender

By:	/s/ Christopher J. Flynn
Name:	Christopher J. Flynn
Title:	Co-President

THL CREDIT GREENWAY FUND II LLC,
as a Lender

By:	THL Credit, Inc., its Manager

By:	/s/ Christopher J. Flynn
Name:	Christopher J. Flynn
Title:	Co-President

UNITED INSURANCE COMPANY OF AMERICA,
as a Lender

By:	THL Credit, Inc., its Manager

By:	/s/ Christopher J. Flynn
Name:	Christopher J. Flynn
Title:	Co-President

AMENDMENT NO. 4 AND WAIVER TO TERM LOAN AGREEMENT